Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated November 17, 2023, with respect to the consolidated financial statements of WestRock Company included in the Registration Statement (Form S-4) and the related Prospectus of Smurfit WestRock Limited for the registration of its ordinary shares.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 22, 2024